Exhibit 99.B(p)(12)

JOINT CODE OF ETHICS

Strategic Investment Partners, Inc. (“SIP”), Strategic Investment Management, L.P. (“SIM”), Strategic Investment Management International, L.P. (“SIMI”), Emerging Markets Investors Corporation (“EMI”) and Emerging Markets Management, L.L.C. (“EMM”) (collectively, the “Companies”) are committed to providing investment advice with the utmost professional integrity.  In addition, as investment advisers, the Companies legally are considered fiduciaries of their clients’ accounts.  This means that all Access Persons (as defined herein) of the Companies owe their clients undivided loyalty and must conduct their personal affairs in such a manner as to avoid: (1) serving their own personal interests ahead of the clients’ interests; (2) taking advantage of their respective positions; and (3) engaging in any activity that conflicts with the interest of any client.

Because the Companies are affiliated with each other and share certain personnel and resources, the Compliance Committee (as defined herein) of each of the Companies have adopted this Joint Code of Ethics which is designed primarily to help avoid any potential conflicts that may arise when Access Persons of the Companies trade for their personal securities accounts.  The Code sets forth guidelines and restrictions for personal securities trading, including an absolute prohibition against trading on the basis of “inside” (i.e., material, non-public) information.  The Companies will provide a copy of this Joint Code of Ethics, along with any amendments, to each Access Person.  Each Access Person will provide the relevant Company with a written acknowledgement of their receipt of the Code and any amendments.  The form of this Acknowledgement is attached as Exhibit B to this Code of Ethics.

Adherence to this Code of Ethics is a condition of your employment.  Please direct any questions to the Chief Compliance Officer (“CCO”) and/or General Counsel of your Company or, in his or her absence, to another member of the Compliance Committee.  As discussed in greater detail below, Access Persons must promptly report any violations of the Code of Ethics to the CCO.  All reported Code of Ethics violations will be treated as being made on an anonymous basis.

I.                                         GUIDING PRINCIPLES AND STANDARDS OF CONDUCT

The Code of Ethics is predicated on the principle that the Companies owe a fiduciary duty to each of their clients.  Accordingly, the Companies’ Access Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of their clients.

Access Persons must not place the Access Person’s or the Companies’ interests ahead of the clients’. As a fiduciary, each Company must act in its clients’ best interests.  In other words, the Companies or their Access Persons may not benefit at the expense of advisory clients.  This concept is particularly relevant when Access Persons are making personal investments in securities traded on behalf of advisory clients.

All Access Persons of the Companies will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow Access Persons and employees.  The following set of principles frame the professional and ethical conduct that the Companies expect from its Access Persons.

•                       Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•                       Place the integrity of the investment profession, the interests of clients, and the interests of the Companies above your own personal interests.

•                       Adhere to the fundamental standard that you should not take inappropriate advantage of your position.

•                       Conduct all personal securities transactions in a manner consistent with this policy.

•                       Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•                       Practice and encourage others to practice in a professional and ethical manner that will reflect credit on you and the profession.

•                       Promote the integrity of, and uphold the rules governing, capital markets.

•                       Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.

•                       Comply with applicable provisions of the Federal Securities Laws (as defined herein), the Commodity Exchange Act, the Employee Retirement Income Security Act and other relevant laws.

II.                                     DEFINITIONS

“Access Person” as used in this Code, includes any director of any of the Companies who is involved in the day-to-day management of any of the Companies, or any officer, senior adviser or other employee (including interns and other temporary employees unless otherwise determined by the CCO) of one or more of the Companies.  This Code recognizes, however, that different Access Persons have different responsibilities, different levels of control over investment decision-making for Client accounts, and different levels of access to information about investment decision-making and implementation.  In general, those with greater control and greater access face greater potential for conflicts of interest in their personal investment activities and have more direct duties to Clients.  For these purposes, the definition of “Access Person” is further divided into Investment Personnel, Management Personnel and Foundry Access Persons.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

A Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person or Relative has or acquires through decisions within his or her control.  In general, a person is considered to have “Beneficial Ownership” of a Security - regardless of who is the registered owner — if the person enjoys economic benefits which are substantially equivalent to ownership through decisions within his or her direct or indirect control.  This would include, for example:

1.                                       Securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise regardless of whether the Securities are owned individually or jointly;

2.                                       Securities held in the name of his or her spouse or minor children;

3.                                       Securities held by a trustee, executor or administrator or by custodians, brokers or relatives;

4.                                       Securities owned by a partnership of which the person is a general partner;

5.                                       Securities held by a corporation which can be regarded as a personal holding company of a person; and

6.                                       Securities recently purchased by a person and awaiting transfer into his or her name.

“Client” means any managed account for which any of the Companies serves as investment adviser.  Because of the affiliation between the Companies, a Client of any one of the Companies shall be considered a Client of all of the Companies for purposes of this Code.

The members of the “Compliance Committee” for each Company for purposes of this Code are set forth in a list that shall be periodically provided to you as an attachment to this Code of Ethics.

“Covered Account” means: (1) any Securities account registered to an Access Person or a Relative; (2) any account or Securities transaction in which an Access Person or Relative has any direct or indirect “Beneficial Ownership” interest; (3) any account of an Investment Club in which the Access Person or Relative participates; and (4) and any account for which the Access Person or Relative has the ability to make investment decisions, regardless of whether the Access Person or Relative has a Beneficial Ownership interest in that account.  “Covered Account” may include, for example, an Access Person’s or Relative’s personal account; any joint or tenant-in-common account in which an Access Person or Relative is a participant; any account for which an Access Person or Relative acts as trustee, executor or custodian; or any account of any entity controlled directly or indirectly by an Access Person or Relative.  However, Covered Account does not include a Securities account over which the Access Person or Relative has no direct influence or control.

“Emerging Market Country” means any country in Asia (except for Japan, Australia and New Zealand), Latin America (including Central and South America and the Caribbean), Europe (except for member countries of the European Union as of September 1, 2002), the Middle East or Africa.

“Emerging Market Security” includes any Security of an issuer in an Emerging Market Country, any security listed on an Emerging Market Country exchange, and any single country fund or other instrument comprised of securities of an Emerging Market Country (including, without limitation, futures and options on single country Emerging Market Country indices).

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Foundry Access Person” means any Access Person designated as a Foundry Access Person on a list that shall be periodically provided to you as an attachment to this Code of Ethics.

“Foundry Account” means Foundry Fund, L.P., Foundry Fund LLC, Foundry Fund Inc., and any other Client account that follows a substantially similar strategy.

“Investment Club” shall mean a group of people who pool their assets in order to make joint investment decisions (except that Investment Club does not include professionally-managed investment companies).  The requirements of this Code of Ethics shall apply to the entire pooled vehicle – not just to the Access Person’s share of the pooled vehicle. Thus, for example, an Access Person who participates in an Investment Club is required to pre-clear and report the trades of the entire pooled vehicle.

“Investment Personnel” includes any director of any of the Companies who is involved in the day-to-day management of any of the Companies, all portfolio managers, all other Access Persons such as analysts and research associates, who provide information and advice to one or more portfolio managers, all those who execute the portfolio managers’ decisions (i.e., traders and settlement personnel), and certain additional Access Persons who have regular access to such information.  For your convenience, a list of Access Persons who are considered Investment Personnel shall be periodically provided to you as an attachment to this Code of Ethics; however, the mere fact that an Access Person’s name is not on this list will not excuse that Access Person from compliance with the provisions of this Code that apply to Investment Personnel if he or she falls within the above definition.

“Management Personnel” includes any Access Person who is in a position to control investment decisions on behalf of a Client and certain supervisory Access Persons.  For your convenience, a list of Access Persons who are considered Management Personnel shall be periodically provided to you as an attachment to this Code; however, the mere fact that an Access Person’s name is not on this list will not excuse that Access Person from compliance with the provisions of this Code that apply to Management Personnel if he or she falls within the above definition.

“Purchase or sale” of a Security includes among other things, the writing of an option to purchase or sell, or the transfer or assignment of a Security.

“Relative” means any member of an Access Person’s immediate family (including in-laws) living in the Access Person’s household.

“Security” shall mean any: note; stock; treasury stock, security future; bond; debenture; evidence of indebtedness; certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription; transferable share; investment contract, voting trust certificate; certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights; depository receipt; put, call, straddle, option, future or privilege on any security or on any group or index of securities (including any interest therein or based on the value thereof); put, call, straddle, option or privilege entered into on a securities exchange relating to foreign currency; or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. “Security” includes any interest in any vehicle managed by the Companies or any of their affiliates.  “Security” shall not include: bankers’ acceptances; U.S. bank certificates of deposit; commercial paper; securities issued by the Government of the United States; shares of U.S. registered open-end investment companies (except for shares of exchange-traded funds, single Emerging Market Country funds, or funds for which the Companies or any of their affiliates act as adviser or sub-adviser); shares of money market funds; and transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

III.                                 GUIDELINES FOR PERSONAL INVESTING

A.                                    Rules Applicable to Access Persons

1.                                      Securities Being Considered for Purchase or Sale on behalf of a Client

An Access Person may not knowingly purchase or sell, directly or indirectly for a Covered Account, any Security that, at the time of such purchase or sale, is being considered for purchase or sale for a Client account.

This prohibition is intended to prevent Access Persons from engaging in or appearing to engage in “frontrunning” or “scalping”: the buying or selling of Securities in a Covered Account, prior to a Client, in order to benefit from any price movement that may be caused by Client transactions.

If an Access Person unknowingly purchases or sells a Security for a Covered Account at the same time that the Security is being considered for purchase or sale for a Client account, it shall not constitute a violation of this Code; however, the Access Person may be required to disgorge any profits from such purchase or sale.

Where trades in a Client account are effected by a sub-adviser, this prohibition shall apply only if the Access Person has actual knowledge that the Security is being considered for purchase or sale for a Client account by such sub-adviser.

This exception takes into account that many Access Persons do not know or have access to information regarding the Securities being considered for purchase or sale by a sub-adviser.  This exception also recognizes that it would be impractical (if not impossible) for the Companies to maintain accurate and current lists of any Securities being considered for purchase for any Client account by all of the sub-advisers to Client accounts.

2.                                      Blackout Periods for Trading in the Same Security as a Client

Management Personnel may not buy or sell a Security for a Covered Account within seven (7) calendar days before or after any Client account which that Management Personnel manages trades in that Security.  For trades placed on behalf of the Foundry Fund or any related strategy, the foregoing restriction shall apply to all Foundry Access Persons.

The blackout period after a Client account trades is designed to allow dissipation of the market effect of the Client’s trade before the Access Person trades.  The blackout period before a Client account trades is aimed at preventing the appearance that an Access Person purchased or sold a Security for a Covered Account with the knowledge that the Security was being considered for purchase or sale for a Client account.

If an Access Person unknowingly purchases or sells a Security for a Covered Account within this seven (7) day period, it shall not constitute a violation of this Code; however, the Access Person may be required to disgorge any profits from such purchase or sale.  For purposes of this restriction, the term “profits” has the following meaning.

(a)                                  For purchases of Securities, the term “profits” means the excess, if any of (i) the price that the Access Person would have paid for the Security had the Access Person waited to purchase the Security until the seventh day following the date of the Client trade; over (ii) the actual price that the Access Person paid for the Security.

(b)                                 For sales of Securities, the term “profits” means the excess, if any, of (i) the actual price received by the Access Person with respect to the sale of the Security; over (ii) the price that the Access Person would have received for the Security had the Access Person waited to sell the Security until the seventh day following the date of the Client trade.

Where trades in a Client account are executed by a sub-adviser, this prohibition shall apply only if the Access Person has actual knowledge that the Security is being considered for purchase or sale for a Client account by such sub-adviser.

3.                                      Ban on Short -Term Trading

Investment Personnel may not engage in “short-term trading” which is defined to mean the purchase and sale, or sale and purchase, of the same (or equivalent) Security within 60 calendar days.

The purpose of the ban on short-term trading profits is to discourage active trading which may not inure to the benefit of Clients.

4.                                      Prohibition Against Trading in Emerging Market Securities

An Access Person may not purchase or sell any Emerging Market Security for a Covered Account; except that an Access Person may, subject to all of the requirements of this Code of Ethics, purchase or sell Emerging Market Securities that are (1) privately placed (i.e., Securities that are not offered to the public and that are purchased or sold in a privately negotiated, off-exchange transaction) or (2) shares of an open-end or closed-end investment company that has a global or regional emerging markets investment mandate (but not a single Emerging Market Country fund).

This prohibition recognizes the greater likelihood of a potential conflict of interest given the fact that Emerging Market Securities tend to be more illiquid than the Securities of established markets.  Because the vast majority of Securities purchased or acquired on behalf of Client accounts are Emerging Market Securities, the prohibition on Access Person transactions in Emerging Market Securities significantly reduces the potential for conflicts of interest and the possible appearance of impropriety in connection with Access Persons’ personal Securities transactions.

5.                                      Prior Approval of Personal Securities Transactions

Except as otherwise provided under “Exempt Transactions “ in Section III.B. below, each Access Person is required to obtain written approval from Michael Duffy, or in his absence (or in the case of trades in a Covered Account of Michael Duffy), from a member of the Compliance Committee, before directly or indirectly buying or selling any Security for a Covered Account.

This procedure is intended to help prevent an inadvertent violation of the prohibition against trading in Securities being considered for purchase or sale by a Client account, the blackout period, the ban on insider trading and other provisions of this Code.

To request approval for a transaction, an Access Person must submit a Trade Authorization Request, attached to this Code as Exhibit C to Michael Duffy or, in his absence, to a member of the Compliance Committee.  As part of this approval process, the Access Person shall provide notification of any personal conflict of interest relationship that may involve Clients and/or the Companies, such as the existence of any economic relationship between his or her transactions and a Security held or to be acquired by the Companies on behalf of any Client.

Unless the Security is being considered for purchase or sale by a Client account, the Security is subject to a blackout period, the Companies may have inside information regarding the Security, or the proposed transaction potentially conflicts with another provision of this Code, the request ordinarily will be approved promptly.

The prior review of acquisitions of a Security in a private placement will take into account, among other factors: (1) whether the investment opportunity should be reserved for a Client account; and (2) whether the investment opportunity is being offered to an Access Person by virtue of his or her position with one or more of the Companies.

Members of the financial press have suggested that emerging companies offer investment personnel the opportunity to participate in private placements in order to get those investment personnel to invest client assets in the company when it later undertakes an IPO.  This produces a direct conflict since the client’s investment may result in an increase in the value of the company’s securities and, thus, an increase in the value of the Access Person’s personal holdings.  The Companies recognize that some private placements will not raise such conflicts, however, and that a complete prohibition could restrict legitimate investment opportunities.

Further, any Access Person who has acquired beneficial ownership of an issuer through a private placement must disclose that interest to the CCO or the General Counsel prior to participating in any decision to recommend or to cause any Client to invest in any Securities of that same issuer.

This obligation is not extinguished by any subsequent sale of the Securities acquired by the Access Person in the private placement or by the fact that the Securities are subsequently registered under the Securities Act of 1933.  Once this disclosure is made, a review of the investment decision on behalf of the Client will be undertaken by Access Persons with no interest in that particular issuer.

6.                                      Restriction on Purchases During Initial Public Offerings

Investment Personnel may not purchase Securities in an initial public offering (“IPO”) without the prior approval of the Compliance Committee.

The purchase of an IPO by Investment Personnel poses at least two potential conflicts of interest: First, the opportunity to invest in an IPO often is highly sought after and available only to a limited number of investors. Consequently, an opportunity to participate in a “hot issue” or other attractive IPO is not likely to be viewed as a random event.  It also may create the impression that future investment decisions for Clients were pursued as a form of “compensation” for the opportunity to participate in the IPO instead of because they were in the best interests of Clients. Second, any short-term profits earned by Investment Personnel in an IPO may create at least the appearance that an investment opportunity that should have been available to clients was diverted to the personal benefit of Investment Personnel.  Restricting the purchase of a Security in an IPO will help reduce these potential conflicts.

B.                                    Exempt Transactions

The following transactions are specifically exempted from the requirements set forth in Section III.A.2. through Section III.A.5:

1.                                       transactions in securities listed on a United States securities exchange (excluding Emerging Market Securities and shares of funds for which the Companies serve as adviser or sub-adviser), provided that the dollar value of all purchases and sales of such securities in the aggregate within any six month period is less than or equal to $25,000; and provided further that:

•                                          the six-month period is a “rolling period,” (i.e., the limit is applicable between any two dates which are six months apart);

•                                          transactions in options, other than options on commodities, will be included for purposes of calculating whether the $25,000 limit has been exceeded.  Such transactions will be measured by the value of the Securities underlying the options; and

•                                          Access Persons comply with the prohibitions on Insider Trading and the reporting requirements imposed by this Code;**

2.                                       purchases or sales of exchange traded Securities (excluding Emerging Market Securities and shares of funds for which the Companies serve as adviser or sub-adviser) of companies having a market capitalization in excess of $500 million;**

3.                                       purchases or sales of U.S. exchange-traded futures contracts and options on futures contracts (including, but not limited to S&P 500 futures, currency futures and other types of futures regulated by the U.S. Commodity Futures Trading Commission, but excluding futures and options on stocks and Emerging Markets Securities);**

The following transactions are specifically exempted from the requirements set forth in Section III.A.1 through Section III.A.6:

4.                                       purchases, sales, transfers or assignments that are non-volitional on the part of either the Access Person, or Relative;

5.                                       purchases which are part of an Automatic Investment Plan;

6.                                       purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

7.                                       purchases or sales of Securities issued by any U.S. State or municipality or any multinational organization (such as the World Bank) and OECD government bonds (excluding Emerging Market Securities);

The following transactions are specifically exempted from the requirements set forth in Section III.A.1 through Section III.A.5:

8.                                       purchases and sales (except for Emerging Markets Securities) occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager, provided that the Access Person does not receive advanced notice of such purchases and sales;**

9.                                       purchases and sales of shares of exchange-traded funds that also qualify as U.S. registered open-end investment companies (except for shares of single Emerging Market Country funds, or funds for which the Companies or any of their affiliates act as adviser or sub-adviser).

** Note:   The exemptions set forth in paragraphs 1, 2, 3 and 8 immediately above shall not apply to Foundry Access Persons.

IV.                                OTHER REQUIREMENTS AND RESTRICTIONS A.

A.                                    Insider Trading Prohibition

Access Persons are strictly prohibited from trading either for a Covered Account or the account of any other person (including a Client) on the basis of material, non-public information, or communicating material, non-public information to others in violation of the law.

In the course of their duties for the Companies, Access Persons may acquire “material, non-public information,” also referred to as “inside information,” regarding a company or its securities.  Material, non-public information is any information that may influence an investment decision relating to a security, or that may affect an analysis of the value of a security, and that is not generally available to the public.  Trading on the basis of material, non-public information - regardless of whether it is for a Client or for a Covered Account — is a violation of the federal securities laws, punishable by imprisonment and severe fines.

The Boards of the Companies have adopted an “Insider Trading Policy” that describes more fully what constitutes “insider trading” and the legal penalties for engaging in it. That policy is attached to this Code as Exhibit A.  Access Persons should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an Access Person believes he or she may have material, non-public information.

B.                                    Access Person Affiliation with Securities Issuers

The Companies may not invest, on behalf of a Client, in a Security of an issuer if any Access Person has any current affiliation with such issuer (i.e., control or ownership interest greater than 5% or membership on the board of directors) unless:

1.                                       none of the Investment Personnel responsible for making the investment decision has had any prior non-public communications with the affiliated Access Person concerning either the issuer or the purchase of the Security;

2.                                       following the purchase of any such Security, the affiliated Access Person shall not participate in any discussions, or have any other communications, with any Investment Personnel concerning the issuer or the purchase, sale or holding of any of the affiliated issuer’s Securities;

AND

3.                                       the affiliation is disclosed in the relevant Company’s Form ADV.

This prohibition is not intended to apply to investments in vehicles managed or sponsored by the Companies or any of their affiliates.

C.                                    Gifts

Except as provided below, Access Persons may not seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing or seeking to provide services to a Client and/or the Companies.

For the purposes of this provision, the following benefits, favors or gifts from persons providing or seeking to provide services to a Client and/or the Companies will not be considered to be in violation of this Code of Ethics:

•                                          an occasional business meal, sporting event or other entertainment event at the expense of the giver, provided that the expense is reasonable and both the giver and the Access Person are present.  If there is any doubt as to the reasonableness of any such expense, Access Persons must consult the CCO or the General Counsel.

•                                          any situation in which the cost of returning an occasional gift would exceed its value or where the occasional benefit, favor or gift is of insignificant value (i.e., less than $100).

D.                                    Confidentiality of Client Information

An Access Person may not disclose to any person (including another Access Person) the Securities activities engaged in or contemplated for any Client account, except to the extent that such disclosure is necessary to, and within the scope of, the performance of such Access Person’s duties.

Each Access Person is expected to sign a confidentiality agreement with the Companies and renew the agreement annually thereafter.  This prohibition is designed to help prevent the disclosure of “inside information” to persons outside the Companies and to minimize the opportunity for actual or apparent violations of this Code by Access Persons.

E.                                      Service as Director or Trustee

An Access Person may not serve on the Board of Directors of any publicly traded company, any issuer of Securities eligible for purchase by any of the Companies, or any other organization that might present a potential conflict of interest (such as a position with a Client organization or an organization affiliated with a Client) without prior authorization of the CCO or the General Counsel.

Any such authorization will be based on a determination that the Board service would not be inconsistent with the interests of the Companies and their Clients.

V.                                    EXCEPTIONS

There may be some circumstances where exceptions to these restrictions will be allowed upon request by an Access Person. Any such requests will be fully documented and reviewed on a case-by-case basis by the Compliance Committee.  Such request will be granted only upon a determination by the Compliance Committee that the proposed activity does not create any actual or apparent conflicts with the interest of any Client that cannot be adequately addressed through appropriate disclosure.

VI.                                ACCESS PERSON REPORTING AND CONFIDENTIALITY OF RECORDS

A.                                    Confidentiality of Records

All statements of holdings, duplicate trade confirmations, duplicate account statements, and reports required by this Code (as described below) may be provided to Carol Grefenstette, the General Counsel and the CCO, as well as their respective designees who need to know such information for purposes of carrying out their obligations under this Code of Ethics.  n addition, Carol Grefenstette, the General Counsel or the CCO may provide access to any of those materials to the other members of the Compliance Committee and/or the Companies’ Boards of Directors in order to resolve questions regarding compliance with this Code.  Carol Grefenstette, the General Counsel and the CCO also may provide regulatory authorities access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.  he Companies shall use reasonable efforts to maintain the confidentiality of such information and to not disclose the information other than as provided above.

B.                                    Disclosure of Personal Holdings

Within 10 days of commencement of employment and annually thereafter by January 31 of each year, all Access Persons must submit to the CCO or his or her designee (or, in the case the Directors and the General Counsel, to Carol Grefenstette or her designee) information on all Securities in Covered Accounts using the Disclosure of Personal Holdings Form attached as Exhibit D.  Information submitted at the commencement of employment must be current as of a date no more than 45 days prior to the commencement of employment. Information provided annually thereafter must be as of the previous calendar year end.

C.                                    Annual Certification

Each Access Person also shall certify annually that:

•                                          he or she has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

•                                          he or she has complied with the requirements of the Code of Ethics; and

•                                          he or she has reported all personal Securities transactions required to be reported under this Code.

The Annual Certification shall be made on the form attached as Exhibit E.

D.                                    Duplicate Copies of Broker Confirmations

Each Access Person must instruct each broker, bank, or other financial institution in which the Access Person has a Covered Account to send to the CCO or his or her designee duplicate copies of confirmations of all transactions in such Covered Account(s).

The transactions reported on the broker confirmations will be reviewed and compared against approved Trade Authorization Requests, and are intended to allow the Companies to ensure the effectiveness of their compliance efforts.

Access Persons shall not be required to submit transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan.

E.                                      Quarterly Reports

Each Access Person must submit to the CCO or his or her designee quarterly information on any transactions for a Covered Account using the Quarterly Report of Securities Transactions Form attached as Exhibit F no later than 20 days following each quarter-end.

Access Persons are required to report all transactions in a Covered Account, including purchases or sales of shares of any mutual funds for which the Company or any its affiliates is adviser or sub-adviser.  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.  (The definition of Beneficial Ownership in this Code does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability.)

These disclosures will help ensure that confirmations for all transactions are being sent to the CCO or his or her designee.  They also will capture certain investments (e.g., private placements) that are not reflected in traditional broker-dealer accounts.

ACCESS PERSONS ARE REMINDED THAT THEY MUST REPORT NOT ONLY
THEIR OWN TRANSACTIONS BUT ALSO THE TRANSACTIONS BY THEIR
“RELATIVES” AS DEFINED IN SECTION II ABOVE.

VII.                            COMPLIANCE PROCEDURES AND SANCTIONS

The CCO and the members of the Compliance Committee will oversee compliance with this Code.

A.                                    Prevention of Violations

To prevent violations of this Code and of the Insider Trading Policy:

Michael Duffy or, in his absence, a member of the Compliance Committee, will accept and review Trade Authorization Requests and either grant or deny such requests promptly.

The CCO, the General Counsel or his or her designee will:

•                                          Answer questions regarding this Code and the Insider Trading Policy;

•                                          Review all trading activity reports filed by each Access Person and coordinate the review with Michael Duffy and the members of the Compliance Committee as may be appropriate;

•                                          Promptly, upon learning of a significant violation of this Code or of the Insider Trading Policy, prepare a written report to the other members of the Compliance Committee providing full details and recommendations for further action.

The Compliance Committee will:

•                                          Resolve issues of whether information received by an Access Person is material and non-public;

•                                          Review on a regular basis (at least annually) and update as necessary this Code and the Insider Trading Policy; and

•                                          Upon a determination that an Access Person has violated this Code or the Insider Trading Policy, determine appropriate sanctions and take any action necessary to prevent further violations.

B.                                    Sanctions

Upon discovering a violation of this Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, but not limited to: requiring the Access Person to disgorge any profits realized as a result of the violation; requiring the Access Person to pay a penalty in addition to any disgorgement; prohibiting the Access Person from selling any Security the purchase of which constituted a violation of this Code for a period of six (6) months after such purchase; placing a letter of censure in the Access Person’s personnel file; or suspension or termination of the Access Person.  Any payments required hereunder shall be paid to the affected Client(s) or to a charitable organization of the Companies’ choosing.

C.                                    Reporting Violations and Remedial Actions

The Companies take the potential for conflicts of interest caused by personal investing very seriously.  As such, the Companies require their Access Persons to promptly report any violations of the Code of Ethics to the CCO.  The Companies’ Management Personnel are aware of the potential matters that may arise as a result of this requirement, and shall take action against any Access Person who seeks retaliation against another for reporting violations of the Code of Ethics.  The Companies have zero tolerance for retaliatory actions and therefore may subject offenders to severe action.  n order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

D.                                    Reports to the Compliance Committee

As applicable, the CCO shall prepare a report no less frequently than annually relating to this Code of Ethics to the Compliance Committee.  Such report shall:

•                       If applicable, identify any violations requiring significant remedial action during the past year; and

•                       If applicable, identify any recommended changes in the existing restrictions or procedures based upon the Company’s experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

E.                                      Recordkeeping

The CCO or his or her designee shall maintain records in the manner and to the extent set forth below.

•                       A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

•                       A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

•                       A record of all written acknowledgements as required by this Code of Ethics for each person who is currently, or within the past five years was, an Access Person of the Companies shall be preserved in an easily accessible place.

•                       A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by the Companies for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

•                       A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.

•                       A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities by Access Persons that were acquired either (i) through an Initial Public Offering; or (ii) through a private placement.

F.                                      Disclosure

Each of the Companies shall describe its Code of Ethics to Clients in Part II of its Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.  All Client requests for any of the Companies’ Code of Ethics shall be directed to the CCO.